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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We consent to the inclusion in this Registration Statement on Form S-1 of our report, which includes explanatory paragraphs relating to substantial doubt about the entity's ability to continue as a going concern and the sale of certain assets and liabilities of the entity, dated July 26, 1996, except as to Note 16, which is as of September 24, 1996, on our audits of the combined financial statements of Pilkington Barnes Hind Group as of March 31, 1995 and 1996 and for each of the years then ended. We also consent to the reference to our firm under the caption "Experts."

                                          Coopers & Lybrand L.L.P.

San Jose, California
November 10, 1997